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EXHIBIT 16

[LETTERHEAD]




April 4, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4 of Form 8-K/A dated April 4, 2002, of CompuCredit Corporation and are in agreement with the statements contained in paragraphs
(a)(1)(i) through (v) and (a)(3) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                          /s/ Ernst & Young LLP